Exhibit 23.1

Accountant's Consent

We consent to the incorporation by reference in this Registration Statement on Form S-3 (No. 333-116688) of our report dated July 7, 2004 (except as to Note 12 as to which the date is August 12, 2004) with respect to the financial statements of Flight Safety Technologies, Inc. included in this Annual Report (Form 10-KSB) for the year ended May 31, 2005.

/s/  Kostin, Ruffkess & Company, LLC
Kostin, Ruffkess & Company, LLC
Farmington, Connecticut
August 24, 2005